Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
11.25% per annum Callable Yield Notes due March 14, 2012 Linked to the Performance of the Russell 2000® Index, the United States Natural Gas Fund, LP and the Market Vectors Gold Miners ETF	$36,000	$4.18

Filed pursuant to Rule 424(b)(8)/Rule 424(b)(2)
Registration Statement No. 333-158199-10
March 16, 2011

Pricing Supplement Addendum No. 1* dated March 16, 2011
To the Pricing Supplement No. U355 dated March 9, 2011,
To the Underlying Supplement dated June 24, 2010,
To the Product Supplement No. U-I dated October 18, 2010,
To the Prospectus Supplement dated March 25, 2009, and
To the Prospectus dated March 25, 2009

11.25% per annum Callable Yield Notes due March 14, 2012 Linked to the Performance of the Russell 2000® Index, the United States Natural Gas Fund, LP and the Market Vectors Gold Miners ETF
Financial Products

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP:	22546E2E3

Public Offering Price per Security:	$1,000.00

Principal Amount of Securities:	$36,000.00

Principal Amount per Security:	$1,000.00

Trade Date:	March 9, 2011

Settlement Date:	March 14, 2011

Agent:	Credit Suisse Securities (USA) LLC (“CCSU”), an affiliate of the Issuer

Proceeds to Issuer:	$980 per $1,000 principal amount of Notes

Underwriting Discounts and Commissions:

We or one of our affiliates will pay $20.00 per $1,000 principal amount of securities in connection with the distribution of the securities, for total underwriting discounts and commissions of $720. In addition, an affiliate of ours may pay referral fees of up to $5.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of accompanying pricing supplement.

* This Pricing Supplement Addendum No. 1 supplements Pricing Supplement No. U355 dated March 9, 2011 and the Principal Amount of Notes set forth above represents an amount in addition to the initial issuance of $3,245,000, for a total Principal Amount of $3,281,000.

You may lose some or all of your principal if you invest in the Notes. Investing in the securities involves a number of risks. See “Selected Risk Considerations” in the accompanying pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse